Exhibit 99.1

NEWS RELEASE

ARTHUR J. GALLAGHER & CO. ANNOUNCES

THREE CLEAN-ENERGY OPERATIONS

RESUME PRODUCTION

ITASCA, IL, August 9, 2011 — Arthur J. Gallagher & Co. (NYSE: AJG) today announced that permanent regulatory operating permits were issued on August 5, 2011 to the host utility for three of the clean-energy operations owned by Gallagher and its partners. As a result, the production and sale of refined coal at these three operations has resumed.

Arthur J. Gallagher & Co., an international insurance brokerage and risk management services firm, is headquartered in Itasca, Illinois, has operations in 16 countries and does business in more than 110 countries around the world through a network of correspondent brokers and consultants.

CONTACT: Marsha J. Akin

Director – Investor Relations

630-285-3501/ marsha_akin@ajg.com

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